EXHIBIT 99.1
                                                                    ------------


                               TELECONFERENCE WITH
                      NORTH ATLANTIC HOLDING COMPANY, INC.
                                       AND
                      NORTH ATLANTIC TRADING COMPANY, INC.

                            WEDNESDAY, APRIL 04, 2007
                              11:30 AM EASTERN TIME

OPERATOR: This is a recording of the teleconference with the North Atlantic Holding Company, Inc. and the North Atlantic Trading company scheduled for 11:30 a.m. Eastern Time on Wednesday, April 4, 2007.

      Excuse me ladies and gentlemen, thank you for your patience in holding. We now have Douglas Rosefsky in conference. Sir, please go ahead.

DOUGLAS ROSEFSKY: Thank you so much. Good morning everyone, and welcome to the North Atlantic Trading Company and North Atlantic Holding Company investor call. I'm Doug Rosefsky, President and CEO, and here in Louisville I have with me Brian Harris, our Chief Financial Officer, Larry Wexler, our Chief Operating Officer, James Dobbins, our General Counsel, Camilla Fentress, our Vice President of Finance, and our esteemed board member, Jack Africk.

      We've organized this call as a brief management presentation of '06 results. Today's call will be on replay for seven days on the following numbers, and I believe we have this as a release, but in case we don't, we will be also providing a transcript of this call as an 8-K. The call in number for the next seven days is 877-919-4059, and the PIN is 53839432. Before going further, what I'd like to do is to share our Safe Harbor language with you.

      In addition to historical information that may be highlighted during today's call, information discussed today may contain forward-looking statements. In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company's actual future results and performance may differ materially from any results or performance implied by these statements. Forward-looking statements may be identified by the use of words such as planned, expect, believe, anticipate, intend, estimate, will, should, could, and other expressions that indicate future events and trends. The Company does not have any intention or obligation to update the forward-looking statements. For additional information about the Company and its various risk factors please see our most recent Annual Reports on Form 10-K as recently filed with the SEC.

      The agenda for today's call: I will give a discussion of the highlights and milestone events of 2006; I'll turn it over to Brian Harris for our 2006 financial results. We'll follow that - I will follow that with a status of the turnaround, and important management changes for which press releases and 8-Ks have been filed in the last 24 hours, and we will have a limited Q&A. We will do our best to answer questions that have been sent to the e-mail address laid out in our conference call press release. We will not be in a position to discuss the bond restructuring or anticipated future results. Detailed information regarding the bond restructuring has been filed as 8-Ks and is further discussed in our 10-K.

      Since we're not having an interactive Q&A session, we will do our best to answer most of the questions you have directly in our presentation. Anything that we haven't covered we'll come to in a limited Q&A at the end.

      Let me go ahead and begin with highlights and milestones in 2006.

      2006 was a year of dramatic positive change for the Company. We entered the year with almost all the senior management team in place, allowing a very cohesive and hungry management team to execute our vision of our turnaround and success. I'm comfortable in saying that our entire employee base worked awfully hard in achieving our success in 2006. For the second year in a row, we achieved our business plan, which calls for dramatic improvement in performance. Let's take a quick tour of 2006.

      Our financial foundation.

      Fortress, and our Fortress facility: we have an excellent relationship with Fortress, who has been our partner for funding our turnaround. Our $85 million facility through 2010, $30 million term loan, plus, on a net debt basis, $1.8 million on a $55 million revolver, we're a little over $53 million of availability at 12-31-06. Extremely strong liquidity; comfortably in compliance with our covenants; a very strong financial foundation to ensure our future success. I would like to personally thank the Fortress team and our syndicate for being outstanding partners.

      Holding company notes: of the original '97 face value, 12 1/4, due 2014, there were no new note acquisitions in '06. We have $43 million of full face value outstanding, of which I believe $37 million has been accreted at 12/06. Brian will speak to that.

      Our audit: we hired McGladrey & Pullen, LLP and our finance team went through the transition to McGladrey from PwC over the course of this year. We're extremely pleased with our partnership with McGladrey. We received, obviously, a clean opinion from our auditors in our 10-Ks just released, and we'd like to thank our new partnership with McGladrey,significant cost savings and higher levels of service then we experienced previously.

      Let me speak to management for a minute.

      We had a few key additions in '06 to further strengthen our bench. In January '06, Michael Terry joined as our Vice President of Marketing. Michael has terrific experience as formally senior brand director for Copenhagen and Skoal, at the largest smokeless tobacco company in the world, US Smokeless Tobacco. Prior to UST he had a host of other consumer brands that fell under his management. At the Danon Company, Tropicana Orange Juice, even at RJR Nabisco, with brands such as Lifesavers and Bubble-Yum. Mr. Terry knows all about tobacco, and he knows consumers. He has built a great organization within marketing this year.

      In June '06, we brought in Chuck Melander as our Vice President of Product Integrity, our former research and development team. Chuck spent 22 years at Swedish Match, one of the premier smokeless tobacco companies in the US, with the top loose-leaf brand, and some of the top moist snuff brands. Chuck was a leader, and ran their global R&D efforts and introduced many new products successfully during his tenure at Swedish Match. He's an outstanding hire, he's a direct report, and we enjoy working with him closely.

      We have made many other mid-level changes as we further strengthen our sales force, marketing teams, finance, and really organize and improve the quality of our manufacturing and warehousing functions. We've made a series of


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new board and management changes this week, and I look forward to speaking to those later on this call.

      Operations, highlights and milestone events.

      The sales and marketing restructuring and realignment: in December 2005 we began the sales-force restructuring. We converged three salesforces into one, the historical NTC sales-force, Stokers and cigarettes. Due to realignment we have one salesforce carrying all the Company's products, with the primary focus on papers and chew. We redefined our territory coverage model, and our go to market strategy based on the identified universe of potential points of distribution.

      Certain openings were not filled, but there were no terminations as a result of the realignment. All sales and managers interviewed for their jobs; there have been changes to ensure that the best talent would have a chance to rise, and there's been significant external hiring. All in, sales today represent just under 100 people, and we've invested heavily in training, in selling and management, with the goal of significantly driving an increase in salesforce productivity and effectiveness. By all metrics, we've doubled the effectiveness of our sales-force. It's not a cost reduction effort; it's redeployment of existing resources. The number of sales people we had in the field was already fairly lean. I have to thank Larry Wexler, and Graham Purdy, the VP of sales for driving this significant change.

      Marketing: I mentioned our new head of marketing, and the rebirth of marketing as well. Underneath Michael Terry we have two extremely talented brand managers, and we've reorganized the approach of our brand management. Huge efforts to understand better and to better communicate with the consumer and customer, significant new POS and packaging, some of which is being delivered into stores this month. It's been an exciting year in sales, an exciting year in marketing.

      Product integrity and new product development: in '06 we converted our R&D team into a Product Integrity team focusing on quality and product in process and partnering across the company and focusing on new product development. Significant strides have been made in both areas. In partnership with marketing and major spending in marketing research, we have really worked hard to better understand our consumer and what they're looking for.

      Two years ago we had almost no new product pipelines. Today we have a significant product pipeline. We had new launches in looseleaf in the second half of `06, which have been successful in 2007, and beyond, stay tuned. We have exciting products in the works for Canada and the United States, core new products focused on the oral tobacco segment and papers. Some is being shipped with significant advanced selling this month. I have to thank Larry Wexler for leading the new product development effort.

      Manufacturing: the Stoker integration, a huge problem for the Company, as we ran it out in 2004, is effectively complete. While the issues with Stokers being absorbed in Louisville have been eliminated, quality issues, with our historical premium looseleaf segment continue to improve. Manufacturing metrics show significant improvement, really on all accounts. One that we all like to share, because it's important, is people, and 2006 was the safest year on record for our Company, with a dramatic improvement in '05, both on reportable injuries for OSHA and reduction in days of lost time. Our productivity has gone up significantly. We've had significant reductions in split shipments, from over 10% in some months, to consistently under 4%, significant improvement in our warehousing function and capability. In summary, a lot of improvement in manufacturing as we gain better control over our production processes and discipline.



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      Cigarette segment: we're fully operational and we're manufacturing cigarettes under the Zig-Zag brand in Frankfort, Kentucky. In 2006, we shrunk the cigarette business focus, and we chose, deliberately, to focus on one of the top managed chain store operators in the United States. We have an outstanding relationship with this retail chain. In the summer, we introduced our Zig-Zag cigarettes to a test group of their stores. Over the course of '06 and into the first quarter of '07, we expanded into all of their stores within this chain, our objective being to prove sustainable profitability at this chain, and to pull back from expansion of the business until we have proven a sustainably profitable model, a very responsible approach to this opportunity, as we continue to move forward.

      There are a lot of other things we could talk about. I suppose one of them would be continued cost cutting efforts. Significant cost cutting continued across the company in '06. We closed the New York office; we changed health care and other benefit providers, reducing costs. We changed auditors, reducing cost and increasing service; that's a good trade. There's total expense visibility in management with respect to our operating expenses across the board and we made significant strides in '06, as well, as you know, in '05.

      What I'd like to do now is to turn over my, our presentation to Brian Harriss, our Chief Financial Officer, to take you through our 2006 financial performance.

BRIAN HARRIS: Thank you Doug, and welcome ladies and gentlemen to our call today. I'm going to briefly comment and review the financial performance in 2006, do a review of the NAHC, the North Atlantic Holding Company, financials and talk about the P&L, and then make some comments on our balance sheet, cash flow and liquidity.

      First, looking at sales, net sales in 2006: overall our net sales were $117.6 million, and that showed growth of $700,000 or 0.6% over 2005. In our smokeless tobacco segment, we saw a growth of 11% over the prior year, with net sales increasing from $44 million to $48.9 million. We benefited from price increases of approximately 10.7% that we're taken partially in the second, partially in the fourth quarter. Our total case sales increased a modest 0.5% from 353,000 to 355,000; however, we feel this is very good performance in this segment that has been declining on average approximately 5% a year, for many, many years.

      Turning to our make-your-own, or MYO segment, net sales decreased 6.3%, moving from $68 million in '05 to $63 million. The primary cause was a reduction in gross case sales of 16.9%, moving from 428,000 to 356,000, only partially offset by aggregate price increases of 3.4% instituted during the first and the second quarters of 2006. Additionally we modestly reduced trade allowances which contributed to net sales, the net sales line.

      One comment on the MYO category. Entering 2006, we decided to stop selling the Stokers family of MYO products in the state of Michigan due to an increase in additional tax in the state on tobacco products. Additionally there was greater competitive pricing activity in some of the key MYO opportunity geographies around the country during the year, which hurt the sales of our premium priced Zig-Zag line of MYO smoking tobacco.



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      I'd like to move from net sales to gross profit performance. Last year our gross profit increased 6.8% to $64.4 million from $60.3 million in 2005, and our gross margins increased to 54.7% from 51.6% for approximately a little over three percentage points. In the smokeless tobacco segment, gross profit increased 22% in 2006, to $24.9 million from $20.7 million in '05. Our gross margins for smokeless are 51.1% of net sales in 2006, showing a 4.7% increase over 2005. This improvement in gross margin was primarily the result of the aggregate average price increase thatI referred to earlier of approximately
10.7% across the segment, and a reduction in marketing, manufacturing costs, partially offset by an increase in case sales of lower margin products within the mix.

      In the MYO segment, the gross profit decreased 1.9% to $36.3 million from $37 million. However, our gross margin in this segment increased to 57.4% of net sales, from 54.8%. The gross margin improvement was principally the result of an aggregate average price increase of 3.4% which I mentioned earlier, and a reduction in manufacturing costs, principally due to an aggregate average exchange rate that was lower in 2006, versus 2005 on our imported goods from France.

      A comment on SG&A. Selling, general and administrative expenses, for 2006 increased 6.9% to $47.8 million from the prior years $46 million. This increase was primarily due to the settlement of our litigation with the former Chief Financial Officer of approximately $1.5 million, and a write down to net realizable value of approximately $1.1 million on an employee note, offset primarily by the decrease in compensation expenses.

      Turning to interest expense and financing costs, the total interest expense, financing costs, decreased $4.8 million to $27.1 million from $31.9. This decrease was primarily due to lower average outstanding indebtedness as a result of our purchase, in December of 2005, of $54 million in principal value of the senior discount notes. I'll also point out that there was a gain associated with these repurchases in 2005 of $28.4 million which appears in the `Other Income Expense" line for 2005. As a result of these factors, the Company incurred a net loss of $12 million in 2006, compared to a net income of $10.1 million in 2005. However, as I mentioned just before this, the $10 million of net income in 2005, was heavily influenced of course, by the $28.4 million gain associated with the repurchase of the senior notes in that year.

      Turning from the profit and loss, I'll make some quick comments on our balance sheet and liquidity, following on some of the comments Doug made earlier. Overall in 2006, excluding a $3.2 million increase in our debt due to the accretion of the remaining senior discount notes at NAHC, at North Atlantic Holding Company, our total debt increased only $3.6 million during the year, and this was funded under the Company's revolving credit facility with Fortress and the Fortress group. At year end the Company had unused availability under this revolving credit agreement of $51.4 million and that figure, of course, excludes the net cash balance on our balance sheet at year end.

      Looking to the cash flow and sources and uses, operating cash activities utilized $700,000 compared with $2 million of provided funds in 2005. This is primarily due to a reduction in accounts payable in 2006 versus 2005 and only partially offset by an increase in accrued expenses and liability in 2006.

      Turning to investing activities, the company used $1.7 million in 2006 compared to $4.8 million in 2005. The full $1.7 million of use is related to capital expenditures in 2006 of $1.7, which was a $3.1 million decrease from


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2005. And as I mentioned earlier, these activities were funded by $3.7 million which was almost totally the result of increased borrowings under the revolving credit line of our credit facility.

      At this point I'll turn the meeting back to Doug.

DOUGLAS ROSEFSKY: Great. Thank you, Brian. Since we've just gone through the financial section and since there have been a variety of questions regarding SG&A in `05 and '06, let me just spend a quick minute on that. I'll steal that from you Brian. Spend a couple minutes on that just to try to clarify for people.

      The following items are part of SG&A and I'll read in `05 and `06. Restructuring expense, as defined in the credit facility, of about $8.6 million in 2005 and about $9.4 million in 2006. The majority of those items are cash. Of course, in SG&A you have depreciation and amortization expenses; you can find those figures in the 10K. There is other non-cash non-restructuring expense such as LIFO reserve, non-cash pension and other of over $1 million in 2005 and over $2 million in 2006.

      And in addition, in 2006 we had several million dollars of unplanned legal expense within SG&A in order to vigorously defend our cigarette papers business. While we hope that this litigation will reach resolution, going forward our philosophy is to continue to aggressively defend all of our businesses including our cigarette papers business.

      I think that provides a little bit of additional clarity for some of the questions out there in SG&A.

      Let me go ahead and jump into the A&M turnaround view or perspective and management changes.

      In my own words, our turnaround plan has been achieved. Year number one: establish financial strength, stabilize the operations, stem any decline. Year number two, turnaround and improve the performance of the operation. For over two years as a team we've torn National Tobacco to the core of who we are as a Company, and we've rebuilt ourselves with new people, new processes, new disciplines, new accountabilities, a new culture, new products, new understanding of quality and new focus on the consumer.

      We've completed the integration of our Stokers business with manufacturing synergies captured and a business that's now growing nicely.

      We've looked at every aspect of our Company, and we've challenged how we operate and how we can do better.

      We promoted our top talent and attracted industry-leading talent.

      We've exited sole supplier relationships and negotiated higher quality input at lower cost.

      We've gained a strong discipline of focusing on cash and improving working capital management.

      We instituted a Euro hedging program in 2005; thank you finance. That was not an easy one. And we gained full control over our exposure in `06. A great majority of our `07 foreign currency exposure is already hedged so that variable of potential risk is out of the equation.


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      We began really to listen closely to our consumer and our customer. We performed significant situation analyses to better understand our market, our customers, our consumers, our competitors.

      Through our management equity plan, in which the Board reserved 20% of the equity of the Company, we created owner-operators of more than 50 employees in the Company who have the greatest opportunity to make an impact on our success. You can't underestimate, you cannot underestimate the impact this has on the culture of a company. And I'll tell you there are people here working close to 24 hour days to make National Tobacco great. Some are here in this room, but they're not just in this room, it's throughout the Company.

      Most significant turnaround of performance from my perspective: the focus on turning around our core looseleaf business. We have great brands in Beech-Nut and Stokers and Durango and Trophy. And in 2006 our results: our volumes were stable, which is the first time in probably the last 10 years versus significant volume declines, in some cases double digits. We started 2007 strong and are in positive territory. The fact is I believe we're now gaining market share in looseleaf.

      Most significant internal team turnaround: I mentioned the sales team. In my words, it's a major science and fact-based restructuring of sales and in marketing as well that is turning around sales and marketing from a major historical weakness, perhaps, with opportunity to improve to a core strength with excellent results. It's been brilliantly designed and executed. It took many people to pull off but again I have foremost to thank Larry Wexler, Graham Purdy and Jack Africk, our Vice-Chairman, who provided additional leadership and motivation.

      The list goes on which is why we have exciting and important Board and management changes to announce to you today.

      The financial and operational outlook of National Tobacco is positive. We have an extremely strong and talented team working well in all major roles and it is time for me to turn over the reins to that very well qualified team.

      So I'd like to announce, and it's a pleasure to announce, the following management changes:

      First, on the Board of Directors, effective April 16th, Jack Africk will expand his Board responsibilities to become Vice-Chairman, President and CEO of North Atlantic Holding Company and Vice-Chairman of North Atlantic Trading Company. Jack is a legend in the tobacco industry and a wonderful human being. Let me spend a minute giving you a little bit of his background.

      During his 55 years in the tobacco industry, Mr. Africk has served on the Board of UST and as Vice-Chairman, President and CEO of UST Inc, the largest smokeless tobacco company in the world. He was also a Senior Executive at Reynolds. Jack is a member of the Tobacco Industry Hall of Fame. He also currently serves on the Board of Tanger Factory Outlet Centers and he holds a position of managing partner of the Evolution Consulting Group. Jack joined us in 1998 on the NATC Board.

      Also effective April 16th, Bob Rothenberg will join the Board of Directors of North Atlantic Holding Company and North Atlantic Trading Company. Bob also had a strong successful career at UST, 27 years in rising through sales and marketing ranks, including seven years internationally and culminating in his becoming President of UST Tobacco and a member of the Board of UST Inc., another great addition to our Board with extensive industry experience in the smokeless tobacco segment, most recently in tobacco consulting and retailing.



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      Executive management changes: April 16th, in line with our Company's turnaround succession plan, I will step down as President and CEO. And it's my pleasure and honor to announce that I'll be succeeded by our current Chief Operating Officer, Larry Wexler, who will become President and CEO of North Atlantic Trading Company and the operating subsidiaries. While Larry has been with us for a few years, I shouldn't forget to mention that he spent over 20 years at Philip Morris USA where he was a senior exec and held various leadership roles within finance, marketing, planning, IT, manufacturing, sales and purchasing. Most importantly, Larry is one of the key leaders of our operational turnaround. He's an outstanding leader, team builder and problem solver. I credit Larry with the rebirth of our sales, marketing and manufacturing team.

      Transition: the senior leadership team has already begun the transition process and we're making it a smooth process. In order to ensure a seamless transition, I'll remain actively day-to-day in the Company through May 15th, after which, I'll be available to management and to the Board as requested.

      Summing it all up, over the past two years, soon to be two and a half, our Company has undergone dramatic positive change with the significant strengthening of our Board of Directors, management, operations, financing, and financial performance. We are well placed today for sustainable profitable growth and I have every confidence in Larry Wexler's ability to carry the success of National Tobacco forward.

      So with that, what I'd like to do: I think we've covered most of the Q&A, but I'd like to turn this to, Brian, to you. If there are any questions that remain outstanding that we haven't answered or tried to address, could we go ahead and raise those at this point.

BRIAN HARRIS: Thanks Doug. Concerning the other questions that we received, as Doug mentioned earlier, we have no comment on the exchange transaction but would refer the audience and the people that asked the questions to the filings that we've made on Form 8-K with the SEC previously.

      There were a few questions on SG&A which Doug amplified in his previous comments so I don't need to comment on that.

      There were two questions related to the A&M engagement. On that I would refer all the listeners to Item 13 of the 10-K, and the section headed "Certain Relationships and Related Transactions" which has a full and complete disclosure of the entire A&M engagement.

      And finally, there were actually two questions that asked about the fourth quarter, looking at the gross margin reported in the fourth quarter, inquiring why it was different than the first three quarters. And I would comment on that, my reply to that is nothing unusual happened in the fourth quarter other than mix elements among the brands to affect gross margin in the quarter.

      That really covers the questions we received, Doug.

DOUGLAS ROSEFSKY: Terrific, thank you Brian. Well, if that's it then this concludes the North Atlantic Holding Company, North Atlantic Trading Company, National Tobacco investor conference call.

      We'd like to thank everyone for listening, for your time and for your continued support. Thanks to everyone and have a nice day.



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